For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Announces Fourth Quarter

and FYE 2011 Results

Reports Positive Net Income for the Fourth Quarter and Calendar Year;

Company Positioned for Strong Performance in 2012

WASHINGTON, March 29, 2012 /PRNewswire-FirstCall/ -- WidePoint Corporation (NYSE Amex: WYY), a specialist in communications management and cybersecurity solutions, today announced financial results for the three months and year ending December 31, 2011.

Fourth Quarter 2011 Highlights

•	Net revenue for the quarter ended December 31, 2011 decreased 4.6% sequentially to $10.2 million from $10.7 million at September 30, 2011 driven by decreases in Communications Management and Cybersecurity Solutions, partially offset by a lesser increase in the IT Consulting Services and Products segment. Delay’s in the awarding of task orders negatively affected revenue performance during the 4th qtr of 2011.

•	Gross margin decreased in the fourth quarter on a sequential basis to approximately 21% compared to 24% in the third quarter 2011 as a result of a smaller mix of revenues from our higher margin services during the 4th qtr of 2011.

•	Net income for the quarter was approximately $132,000 when compared sequentially to net income of $218,000 in the third quarter of 2011.

Full Year 2011 Financial Highlights

•	Net revenue for the year ended December 31, 2011 was $41.4 million, a decline of $9.4 million from $50.8 million in last year's comparable period. The decline was materially a result of the deferral of anticipated awards in 2011 due to federal government budget and debt ceiling matters that were resolved during our fiscal year 2011, along with a reduction in billable calling minutes as we started to shift our revenue mix towards higher margin managed services. We remain focused on the continued retention and expansion of our services to our existing customers, while focusing on winning new customers within the state and local municipal and commercial marketplaces.

•	Gross profit for the full year ended December 31, 2011 was $9.2 million, representing a 22.3% gross margin, compared to $13.3 million, representing 26.1% gross margin, last year. The percentage of gross profit was lower for the full year of 2011 as compared to the same period of 2010 as a result of a lower percentage of higher margin revenues from our Cybersecurity segment in 2011.

•	Total operating expenses for the full year ended December 31, 2011, decreased approximately $1.3 million, or 12.6%, to $9.1 million, compared to $10.5 million for the year-ago period. The decline is primarily attributable to a decrease in targeted sales and marketing activities as well as internal efforts to centralize certain functions to support a growing infrastructure and optimize our sales and marketing expenses.

•	WidePoint reported operating income of approximately $105,000 for the 2011 year as compared to operating income of $2.8 million in the year ago period. Net income was approximately $247,000, which included a $199,000 income tax benefit, as compared to net income of approximately $6.4 million in the year-ago period, which included a $3.7 million income tax benefit.

Steve Komar, WidePoint's CEO commented, “Despite the lingering short-term hurdles that impacted our revenues throughout much of the year, we accomplished several strategic objectives that broadened our addressable business horizons in 2012, that included:

•	The sucessful targeting and expanded efforts by our Communications Management segment to reach out to the municipal government marketplace;

•	The successful business development effort by our Cybersecurity segment to respond to and lay the ground work for a growing pipeline of opportunites in 2012 that addresses several federal security mandates and initiatives for our approved credentialing services; and

•	The successful completion of the asset acquisition of Avalon Global Solutions, Inc. in a transaction that allowed us to broaden our federal customer base, add over 70 new commercial customers, and expand our commercial reach and cross-selling capabilities with the addition of a number of new channel partners.”

Mr. Komar added, “As we continue to expand our capabilities and build out our proprietary strategic assets, we believe that our fiscal year 2012 will showcase our ability to successfully diversify our offerings beyond the federal marketplace and into the municipal and commercial markets. Our recent announcements in securing new Communications Management contracts with the State of Nevada and the Western States Contracting Alliance led and issued by the State of Utah, and the accelerating trend of contract awards by new commercial customers in early 2012, further supports our long-term strategy to continue to broaden our customer base and market reach. The outlook for our Cybersecurity-based businesses is also quite positive as the result of a number of backlogged Government-mandated programs scheduled for release in 2012. We are successfully executing on our key initiatives and increasing our opportunities to profitably grow our business.”

James McCubbin, WidePoint CFO added, “The persistent effects of the federal government gridlock continued to have an impact on our fourth quarter performance. However, due to the strength of our underlying business model, we were able to maintain our profitability and paydown our debt, which allowed us to acquire the assets of Avalon Global Solutions, Inc. utilizing available financial liquidity and a modified and expanded debt facility. In looking forward to our fiscal year 2012, we see pent up demand for our services along with federal mandates that should drive growth in all of our segments. Given these events, we are targeting revenues in fiscal 2012 in the range of $55-$65 millon. We believe our gross margins should expand initially into the mid-to high 20’s percentage range and grow beyond that as we expand and win more higher margin services revenues that tend to experience margins in the 35%- 65% range.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Thursday, March 29, 2012. Anyone interested in participating should call 1-877-941-4774 if calling within the United States or 1-480-629-9760 if calling internationally. There will be a playback available until April 5, 2012. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4526313 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=0000952C.

About WidePoint

WidePoint is a specialist in providing Communications Management and CyberSecurity Solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, WidePoint Solutions Corporation, Protexx Technology Corporation, Advanced Response Concepts Corporation, and WidePoint IL, Inc. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$2,135,310	$5,816,303
Accounts receivable, net of allowance of $35,684 and $0, respectively	7,884,802	7,794,913
Unbilled accounts receivable	2,715,406	3,059,665
Prepaid expenses and other assets	782,862	473,320
Deferred income taxes	473,430	412,801

Total current assets	13,991,810	17,557,002

NONCURRENT ASSETS
Property and equipment, net	1,336,134	1,241,510
Goodwill	18,193,561	11,329,917
Intangibles, net	5,421,655	1,104,551
Deferred income taxes	3,265,125	3,116,705
Deposits and other assets	81,941	46,455

TOTAL ASSETS	$42,290,226	$34,396,140

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Short term notes payable	$100,951	$94,809
Accounts payable	8,418,854	7,725,727
Accrued expenses	1,851,678	2,643,613
Deferred revenue	390,506	294,541
Income tax payable	-	143,450
Current portion of long-term debt	798,319	572,943
Current portion of deferred rent	36,508	20,835
Current portion of capital lease obligations	22,908	44,724

Total current liabilities	11,619,724	11,540,642

Long term debt, net	7,769,143	564,490
Capital lease obligations, net	-	22,908
Fair value of earnout liability	-	153,000
Deferred rent liability, net	65,207	98,702

Total liabilities	19,454,074	12,379,742

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 110,000,000 shares authorized;
63,226,857 and 62,690,873 shares issued and
outstanding, respectively	63,227	62,691
Additional paid-in-capital	69,326,705	68,754,353
Accumulated deficit	(46,553,780)	(46,800,646)

Total stockholders' deficit	22,836,152	22,016,398

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$42,290,226	$34,396,140

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED
	DECEMBER 31,
	2011	2010

REVENUES	$41,372,490	$50,812,776
COST OF SALES (including amortization and depreciation of
$649,829 and 807,603, respectively)	32,128,988	37,548,018

GROSS PROFIT	9,243,502	13,264,758

OPERATING EXPENSES
Sales and marketing	1,484,003	1,811,305
General and administrative (including shared-based compensation
expense of $157,459 and $110,398, respectively	7,443,197	8,447,897
Depreciation and amortization	211,129	201,236

Total operating expenses	9,138,329	10,460,438

INCOME FROM OPERATIONS	105,173	2,804,320

OTHER INCOME (EXPENSE)
Interest income	12,572	18,440
Interest expense	(69,317)	(90,052)
Other expense	(608)	-

Total other income (expense)	(57,353)	(71,612)

NET INCOME BEFORE PROVISION FOR INCOME TAXES	47,820	2,732,708
INCOME TAX BENEFIT	(199,046)	(3,648,146)

NET INCOME	$246,866	$6,380,854

BASIC EARNINGS PER SHARE	$0.004	$0.104
BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	$62,882,100	$61,555,664
DILUTED EARNINGS PER SHARE	$0.004	$0.102
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	$64,148,331	$62,862,978